Exhibit 3.3

Amendment

to the

Bylaws of TabacaleraYsidron, Inc.

Article I of the Bylaws is amended to include the following section:

Section 1.11 Acquisition of Controlling Interest. The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.